Exhibit 10.1

TEMPORARY CONSULTING AGREEMENT

   This Temporary Consulting Agreement (this "Agreement") is effective as of August 14, 2017 (the "Effective Date"), by and between Destination XL Group, Inc., a Delaware corporation (the "Company"), with its principal executive offices located at 555 Turnpike Street, Canton, Massachusetts 02021, and Oliver Walsh (the "Consultant"), having an address of 4291 West 9th Avenue, Vancouver, British Columbia, Canada V6R 2C6.

WITNESSETH:

WHEREAS, the Consultant has agreed to offer his consultancy services to assist the Company during the Fall and Holiday marketing campaign and to serve as the Interim Chief Marketing Officer while the Company performs a search for a new Chief Marketing Officer;

NOW, THEREFORE, in consideration of the promises and the mutual promises,

representations and covenants herein contained, the parties hereto agree as follows:

     1.        CONSULTING SERVICES

The Company hereby engages Consultant and Consultant hereby accepts such engagement, subject to the terms and conditions herein set forth.  Consultant shall hold the office of Interim Chief Marketing Officer reporting to the President and Chief Executive Officer (“CEO”) with additional reporting responsibilities to the Marketing Committee of the Board of Directors of the Company.

            2.TERM

The term of the engagement (the “Term”) shall run for 19 weeks from August 14, 2017 (the "Effective Date") and shall continue until the earlier of December 18, 2017 or the Company determines that the Consultant’s duties are no longer required or the Consultant notifies the Company that he no longer wishes to provide consulting services to the Company (the "Termination Date").

3. COMPENSATION and BENEFITS

(a)Subject to the provisions of this Section 3, the consideration to be furnished to the Consultant by the Company for the consulting services to be rendered by the Consultant under this Agreement shall consist of: (i) $7,000.00 per week, payable in bi-weekly installments in accordance with Company practice (except that Consultant shall not charge the Company for travel days);  and (ii) the reimbursement of actual and direct out-of-pocket expenses incurred by the Consultant in the rendering of services under this Agreement.

(b)During the Term, the Company will maintain directors and officers liability insurance coverage (which shall include consulting practices liability coverage) in a commercially reasonable amount, consistent with prior practice, to indemnify Consultant from any claims made against him in his capacity as Interim Chief Marketing Officer.

(c)It being the intent of the Company to provide maximum protection available under the law to its officers and directors, Consultant in his capacity as an officer and director of the Company shall be indemnified to the fullest extent provided under the indemnification provisions of the Company’s bylaws and certificate of incorporation.

(d)For clarification, during the Term, Consultant shall not be entitled to participate in and shall not receive any other benefits customarily provided by the Company to its management employees (including any 401(k), short and long-term disability insurance, medical and dental insurance or group life insurance plans).

4. EXPENSES

The Company shall pay or reimburse Consultant, in accordance with the Company's policies and procedures and upon presentment of suitable vouchers, for all reasonable business and travel expenses (incurred by Consultant in accordance with the Company’s travel policy), which may be incurred or paid by Consultant during his term of consulting in connection with his consulting hereunder.  Consultant shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

5. DUTIES

(a)Consultant shall perform such duties and functions consistent with the position of Chief Marketing Officer and/or as the Company shall from time to time determine and Consultant shall comply in the performance of his duties with the policies of the Company.

(b)During the Term, Consultant shall perform the duties assigned to him with fidelity and to the best of his ability.  Notwithstanding anything herein to the contrary, and subject to the foregoing, Company acknowledges that Consultant may engage in other consulting activities so long as such activities do not unreasonably interfere with Consultant's performance of his duties hereunder and do not violate Section 6 hereof.

(c)During the Term, Consultant shall not serve on any Board committees.

(d)The Company acknowledges that Consultant will in large part render his consulting services away from the Company’s offices in Canton, Massachusetts (“Corporate Headquarters”).  The parties agree, however, that Consultant will appear at Corporate Headquarters or at such other location as may be temporarily designated from time to time by the Company at least once a month during the Term.  Notwithstanding the foregoing, Consultant shall perform such services at such other locations as may be required for the proper performance of his duties hereunder, and Consultant recognizes that such duties may involve travel.

(e)Nothing in this Section 5 or elsewhere in this Agreement shall be construed to prevent Consultant from investing or trading in nonconflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments, provided such activities do not unreasonably interfere with Consultant’s performance of his duties hereunder.

6.	NON-COMPETITION

(a)Consultant agrees that during the Term and during the one (1) year period immediately following the Termination Date (the "Non-Competitive Period"), Consultant shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, accept any competitive business on behalf of, or have any connection with any business which is competitive with products or services of the Company or any subsidiaries or affiliates, in any geographic area in which the Company or any of its subsidiaries or affiliates are then conducting or proposing to conduct business, including, without limitation, the United States of America and its possessions, Canada and Europe; provided, however, that Consultant may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation.  In addition, Consultant shall not, during the Non-Competitive Period, directly or indirectly, request or cause any suppliers or customers with whom the Company or any of its subsidiaries or affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or affiliates  or otherwise compromise the Company’s good will or solicit, hire, interfere with or entice from the Company or any of its subsidiaries or affiliates any employee (or former employee who has been separated for less than 12 months) of the Company or any of its subsidiaries or affiliates.

(b)If any portion of the restrictions set forth in this Section 6 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.  For the purposes of this Section 6, a business competitive with the products and services of the Company (or such subsidiaries or affiliates) is limited to a specialty retailer which primarily distributes, sells or markets so-called "big and tall" apparel of any kind for men or which utilizes the "big and tall" retail or wholesale marketing concept as part of its business.

7.NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

(a)Consultant acknowledges that the Company possesses certain confidential and propriety information that has been or may be revealed to him or learned by Consultant during the course of Consultant’s consulting with the Company and that it would be unfair to use that information or knowledge to compete with or to otherwise disadvantage the Company. Consultant shall not, during the term of this Agreement or at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company's advisors and consultants), as required by law (in which case Consultant shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors, to any person, firm, corporation, or other entity, any confidential information acquired by him during the course of, or as an incident to, his consulting or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries or affiliates, the directors of the Company or its subsidiaries or affiliates, any supplier or customer of the Company or any of their subsidiaries or affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, financial data, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, supplier lists, customer lists and any other documents embodying such confidential information.  This confidentiality obligation shall not apply to any confidential information, which is or becomes publicly available other than pursuant to a breach of this Section 7(a) by Consultant.

(b)All information and documents relating to the Company and its subsidiaries or affiliates as herein above described (or other business affairs) shall be the exclusive property of the Company, and Consultant shall use commercially reasonable best efforts to prevent any unauthorized publication or disclosure thereof.  Upon termination of Consultant's consulting with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof then in Consultant's possession or control shall be returned and left with the Company.

8.SPECIFIC PERFORMANCE

Consultant agrees that if he breaches, or threatens to commit a breach of, any enforceable provision of Sections 6 or 7 hereof (the "Restrictive Covenants"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, it being agreed that any such breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Notwithstanding the foregoing, nothing herein shall constitute a waiver by Consultant of his right to contest whether such a breach or threatened breach of any Restrictive Covenant has occurred.   In the event of litigation between the parties to this Agreement regarding their respective rights and obligations under Sections 6 or 7 hereof, the prevailing party shall be entitled to recover from the other all attorneys’ fees and expenses reasonably incurred in obtaining a ruling in the prevailing party’s favor.  Any such damages, attorneys’ fees and costs shall be in addition to and not in lieu of any injunctive relief that may be available to the Company.

9.AMENDMENT OR ALTERATION

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

10.GOVERNING LAW

This Agreement shall be governed by, and construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, including its statutes of limitations, without regard to its principles of conflicts of laws that would result in the application of the laws of a different jurisdiction.

11.SEVERABILITY

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

12.NOTICES

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or of the placement of the notice in the event mail.

13.WAIVER OR BREACH

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed as a waiver of any subsequent breach by that same party.

14.ENTIRE AGREEMENT AND BINDING EFFECT

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns and supersedes any and all prior agreements between the parties, whether oral or written.

15.SUBSIDIARIES AND AFFILIATES

For purposes of this Agreement:

(a)  “affiliate” means any entity that controls, is controlled by, or is under common control with, the Company, and “control” means the power to exercise a controlling influence over the management or policies of an entity, unless such power is solely the result of an official position with such entity; and

(b) “subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or similar governing body of a non-corporate entity) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

16. HEADINGS

The section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

17.COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

18.SURVIVAL

Except as otherwise expressly provided herein, the termination of Consultant's

Services hereunder or the expiration of this Agreement shall not affect the enforceability of

Sections 6 through 18 hereof, which shall survive such termination or expiration.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, as of the date and year first above written.

DESTINATION XL GROUP, INC.

By: /s/ David A. Levin	Date: August 17, 2017
Name: David A. Levin
Its: President, CEO

CONSULTANT
/s/ Oliver Walsh	Date: August 17, 2017
Oliver Walsh